Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The General Dynamics Corporation Audit Committee
The General Dynamics Corporation 401(k) Plan 4.5:
We consent to the incorporation by reference in the registration statement (No. 333-186575) on Form S-8 of General Dynamics Corporation of our report dated June 18, 2020, with respect to the statements of net assets available for benefits of the General Dynamics Corporation 401(k) Plan 4.5 as of December 31, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended December 31, 2019, and the related notes, and the supplemental schedules of Schedule H, Line 4(a) - Schedule of Delinquent Participant Contributions for the year ended December 31, 2019, and Schedule H, Line 4(i) - Schedule of Assets (Held at End of Year) as of December 31, 2019, which report appears in the December 31, 2019 annual report for Form 11-K of the General Dynamics Corporation 401(k) Plan 4.5.
/s/ KPMG LLP
McLean, Virginia
June 18, 2020